UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: February 28, 2009
Estimated average burden
SCHEDULE 13G	hours per response 10.4

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Prestige Brands Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

74112D 10 1

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Fund VIII, L.P. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: 9,461,583

	6	Shared Voting Power: -0- (See Item 4)

	7	Sole Dispositive Power: 9,461,583

	8	Shared Dispositive Power: -0- (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 9,461,583

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 18.9%

12	Type of Reporting Person*: PN

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Fund VIII/B, L.P. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: 1,660,463

	6	Shared Voting Power: -0- (See Item 4)

	7	Sole Dispositive Power: 1,660,463

	8	Shared Dispositive Power: -0- (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 1,660,463

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 3.3%

12	Type of Reporting Person*: PN

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Co-Invest II, L.P. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: 50,499

	6	Shared Voting Power: -0- (See Item 4)

	7	Sole Dispositive Power: 50,499

	8	Shared Dispositive Power: -0- (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 50,499

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person*: PN

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Capital Partners, L.P. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: 301,240

	6	Shared Voting Power: -0- (See Item 4)

	7	Sole Dispositive Power: 301,240

	8	Shared Dispositive Power: -0- (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 301,240

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person*: PN

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Partners VIII, L.P. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: -0-

	6	Shared Voting Power: 11,122,046 (See Item 4)

	7	Sole Dispositive Power: -0-

	8	Shared Dispositive Power: 11,122,046 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 11,122,046

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 22.3%

12	Type of Reporting Person*: PN

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Golder Rauner II, L.L.C. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: -0-

	6	Shared Voting Power: 11,172,545 (See Item 4)

	7	Sole Dispositive Power: -0-

	8	Shared Dispositive Power: 11,172,545 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 11,172,545

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 22.4%

12	Type of Reporting Person*: 00

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Mezzanine Partners, L.P. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: -0-

	6	Shared Voting Power: 301,240 (See Item 4)

	7	Sole Dispositive Power: -0-

	8	Shared Dispositive Power: 301,240 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 301,240

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person*: PN

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Partners VI, L.P. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: -0-

	6	Shared Voting Power: 301,240 (See Item 4)

	7	Sole Dispositive Power: -0-

	8	Shared Dispositive Power: 301,240 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 301,240

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person*: PN

CUSIP No. 74112D 10 1

1	Names of Reporting Persons: GTCR Golder Rauner, L.L.C. I.R.S. Identification Nos. of above persons:

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power: -0-

	6	Shared Voting Power: 301,240 (See Item 4)

	7	Sole Dispositive Power: -0-

	8	Shared Dispositive Power: 301,240 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 301,240

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person*: 00

CUSIP No. 74112D 10 1

Item 1(a)	Name of Issuer:
Prestige Brands Holdings, Inc. (the “Company”)
Item 1(b)	Address of Issuer’s Principal Executive Offices:
90 North Broadway, Irvington, New York 10533

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act: GTCR Fund VIII, L.P. (“Fund VIII”), GTCR Fund VIII/B, L.P. (“Fund VIII/B”), GTCR Co-Invest II, L.P. (“Co-Invest II”), GTCR Capital Partners, L.P. (“Capital Partners”), GTCR Partners VIII, L.P. (“Partners VIII”), GTCR Golder Rauner II, L.L.C. (“GTCR II”), GTCR Mezzanine Partners, L.P. (“Mezzanine Partners”), GTCR Partners VI, L.P. (“Partners VI”) and GTCR Golder Rauner, L.L.C. (“GTCR”), or collectively, the “Reporting Persons.”

The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:
The address of the principal business office of each of the Reporting Persons is 6100 Sears Tower, Chicago, Illinois 60606.
Item 2(c)	Citizenship:
Each of the Reporting Persons that are entities is organized under the laws of the State of Delaware.
Item 2(d)	Title of Class of Securities:
Common Stock, par value $0.01 per share (the “Common Stock”).
Item 2(e)	CUSIP No.:
74112D 10 1

CUSIP No. 74112D 10 1

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with § 240.13d–1(b)(1)(ii)(J).

Item 4	Ownership:
(a)-(b) Amount beneficially owned and Percent of class.

Fund VIII is the direct beneficial owner of 9,461,583 shares of Common Stock, or approximately 18.9% of the Common Stock.  Fund VIII/B is the direct beneficial owner of 1,660,463 shares of Common Stock, or approximately 3.3% of the Common Stock.  Co-Invest II is the direct beneficial owner of 50,499 shares of Common Stock, or approximately 0.1% of the Common Stock. Capital Partners is the direct beneficial owner of 301,240 shares of Common Stock, or approximately 0.6% of the Common Stock.

The shares of Common Stock beneficially owned by Fund VIII and Fund VIII/B may be deemed to be beneficially owned indirectly by: (i) Partners VIII, the general partner of each such fund; and (ii) GTCR II, the general partner of Partners VIII.  The shares of Common Stock beneficially owned by Co-Invest II may be deemed to be beneficially owned indirectly by GTCR II, the general partner of Co-Invest II.  GTCR II makes decisions with respect to the voting and disposition of the shares held by each of Fund VIII, Fund VIII/B and Co-Invest II through a six-person members committee.  The shares of Common Stock beneficially owned by Capital Partners may be deemed to be beneficially owned indirectly by: (i) Mezzanine Partners, the general partner of Capital Partners; (ii) Partners VI, the general partner of Mezzanine Partners; and (iii) GTCR, the general partner of Partners VI.  GTCR makes decisions with respect to the voting and disposition of the shares held by Capital Partners through a six-person members committee.

CUSIP No. 74112D 10 1

Pursuant to Rule 13d-5(b)(1) under the Act, Partners VIII, GTCR II, Mezzanine Partners, Partners VI and GTCR may be deemed as a group to have beneficial ownership of 11,473,785 shares of Common Stock, the aggregate number of shares of Common Stock held by the Reporting Persons.  Each such person disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.

All of the percentages calculated in this Schedule 13G are based upon an aggregate of 49,936,435 shares of Common Stock outstanding as of October 30, 2008, as disclosed in the Company’s Form 10-Q, for the quarter ended September 30, 2008.

(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: See Item 5 of each cover page.
(ii) Shared power to vote or to direct the vote: See Item of 6 of each cover page.
(iii) Sole power to vote or to direct the disposition: See Item 7 of each cover page.
(iv) Shared power to vote or to direct the disposition: See Item 8 of each cover page.

Item 5	Ownership of Five Percent or Less of a Class:
Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:
See response to Items 4(a) and (b).

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable.

Item 8	Identification and Classification of Members of the Group:

The Reporting Persons may be deemed to be a “group” for purposes of Section 13(d)(3) of the Act.  The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

CUSIP No. 74112D 10 1

Item 9	Notice of Dissolution of Group:
Not applicable.

Item 10	Certification:
Not applicable.

CUSIP No. 74112D 10 1

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2009

GTCR FUND VIII, L.P.

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR FUND VIII/B, L.P.

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR CO-INVEST II, L.P.

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

CUSIP No. 74112D 10 1

GTCR CAPITAL PARTNERS, L.P.

By:	GTCR Mezzanine Partners, L.P.
Its:	General Partner

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR PARTNERS VIII, L.P.

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR GOLDER RAUNER II, L.L.C.

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR MEZZANINE PARTNERS, L.P.

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

CUSIP No. 74112D 10 1

GTCR PARTNERS VI, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR GOLDER RAUNER, L.L.C.

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

CUSIP No. 74112D 10 1

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)            Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)           Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 17, 2009

GTCR FUND VIII, L.P.

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR FUND VIII/B, L.P.

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

CUSIP No. 74112D 10 1

GTCR CO-INVEST II, L.P.

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR CAPITAL PARTNERS, L.P.

By:	GTCR Mezzanine Partners, L.P.
Its:	General Partner

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR PARTNERS VIII, L.P.

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR GOLDER RAUNER II, L.L.C.

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

CUSIP No. 74112D 10 1

GTCR MEZZANINE PARTNERS, L.P.

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR PARTNERS VI, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal

GTCR GOLDER RAUNER, L.L.C.

By:	/s/ David A. Donnini
Name:	David A. Donnini
Its:	Principal